EXHIBIT 10.5

Discretionary Cash Bonus Plan Description

The following is a description of the First National Community Bancorp, Inc. Discretionary Cash Bonus Plan (“Bonus Plan”).  The Bonus Plan allows for the payment of annual cash bonuses to employees who are considered to be management level and are selected by the board of directors.  The Bonus Plan is administered by the board of directors.  The board of directors may delegate the authority to determine bonuses to a committee or a member of senior management.  Cash bonuses represent the variable component of the executive compensation program that is tied to our performance and individual achievement. Our policy is to base a significant portion of our executive officers’ cash compensation on bonus. In determining bonuses, the board of directors considers factors such as relative performance of the company during the year (including the bank’s gross revenue, net income and customer growth) and the individual’s contribution to our performance, the need to attract, retain and motivate high quality executives as well as the degree to which the executive officer met or exceeded certain nonquantitative objectives established for him/her. Bonuses are not guaranteed or fixed by formula. The board of directors does not establish performance targets which when reached automatically provide a bonus, but uses its subjective business experience in reviewing the relevant information and determining whether and how much of a bonus is merited.  The amount and to whom a bonus is awarded is at the sole discretion of the board of directors or its designee.